UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12



                              PATHMARK STORES, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

The following is an update to, and is hereby incorporated into, Pathmark Stores, Inc.'s Definitive Proxy Statement (the "Proxy Statement") on Schedule 14A, filed with the Securities and Exchange Commission on May 6, 2005, on page 22 at the end of "THE PROPOSED TRANSACTION - Background of the Proposed Transaction". Accordingly, the following should be read as part of, and in conjunction with, the Proxy Statement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Update to Background of the Proposed Transaction

              Following the filing of the proxy statement, Bidder No. 2 and its co-investor sent a letter to the Company on May 8 setting forth a new proposal, the "May 8 Proposal", together with, among other materials, (i) a new mark-up of Bidder No. 2's draft merger agreement, (ii) draft forms of equity commitment letters from each of Bidder No. 2 and its co-investor, and (iii) a new commitment letter from Bidder No. 2's lead source of debt financing. The May 8 Proposal proposed the same structure as the earlier Option B to acquire 100% of the outstanding shares of common stock from stockholders, but proposed to increase the purchase price from $8.25 to $8.30 per share. On its terms, the May 8 Proposal would, and did, expire at 5:00 p.m. on May 16, 2005.

              The Company's board of directors met on May 11 to consider the May 8 Proposal. After Shearman & Sterling LLP and DrKW reviewed the May 8 Proposal with the board of directors, the board of directors determined that the May 8 Proposal would not reasonably be expected to result in a superior proposal, as such term is defined in the Purchase Agreement, because the May 8 Proposal: (i) proposed a per share price considerably below the recent trading prices of the shares of common stock, with consistently higher trading volumes compared to the most recent one-year daily average for such shares; (ii) was unlikely to be able to be completed for several months, while the proposed transaction with Yucaipa could, subject to the approval of the Company's stockholders, likely be completed by the middle of June; (iii) remained subject to the completion of Bidder No. 2's confirmatory due diligence; and (iv) while the most recent mark-up of the draft merger agreement by Bidder No. 2 did not contain a financing condition, was still dependent on obtaining debt financing and Bidder No. 2 had not entered into definitive agreements to obtain such financing.

              On May 12, Bidder No. 2 sent a letter to the Company conveying Bidder No. 2's disappointment that the board of directors had decided, on May 6, to discontinue discussions with Bidder No. 2 after determining that the New Proposal (made in Bidder No. 2's letter of May 5) would not reasonably be expected to result in a superior proposal. In addition, Bidder No. 2 expressed the view that it believed the proxy statement to be misleading with respect to its description of certain aspects of the New Proposal - in particular the statement that the New Proposal was not accompanied by evidence of debt or equity financing and an implication that Bidder No. 2 was unable to meet its own timetable. The letter, however, also reconfirmed Bidder No. 2's desire to pursue the May 8 Proposal.

              The Company does not believe that the description of the New Proposal contained in the proxy statement is misleading. The board of directors, in determining that the New Proposal would not reasonably be expected to result in a superior proposal, noted among other things that the New Proposal was not accompanied by evidence of debt or equity financing. Bidder No. 2 had provided the Company with oral representations that the draft merger agreement would not contain a "financing out". However, the New Proposal was not accompanied by any evidence of debt financing in support of the increased proposed purchase price. Moreover, there was no evidence that the co-investor supported the increased proposed purchase price, and the co-investor was not mentioned in Bidder No. 2's letter of May 5 - even though the May 8 Proposal subsequently indicated that the co-investor was responsible for nearly two-thirds of the equity financing. Evidence of the necessary debt financing and co-investor support was provided only with the May 8 Proposal. With respect to timing, the Company did not imply Bidder No. 2's ability to meet its own timetable was a reason the Company rejected the New Proposal, only that, when compared to the proposed transaction, the New Proposal provided less certainty and could not be completed as quickly.

              On May 19, Bidder No. 2 and its co-investor sent a letter to the Company setting forth a new proposal, the "May 19 Proposal", together with, among other materials, (i) a new mark-up of Bidder No. 2's draft merger agreement, (ii) draft forms of equity commitment letters from each of Bidder No. 2 and its co-investor, and (iii) a new commitment letter from Bidder No. 2's lead source of debt financing. The May 19 Proposal, like the May 8 Proposal, proposed the same structure as the earlier Option B to acquire 100% of the outstanding shares of common stock from stockholders, but proposed to increase the purchase price from $8.30 to $8.75 per share. On its terms, the May 19 Proposal would, and did, expire at 5:00 p.m. on May 24, 2005. However, the May 19 Proposal also indicated that Bidder No. 2 expected that it would "require less than 4-5 business days to complete its limited remaining confirmatory due diligence and reach a mutually acceptable merger agreement with the Company."

              The Company's board of directors met during the morning of May 24 to consider the May 19 Proposal. After Shearman & Sterling LLP and DrKW reviewed the May 19 Proposal with the board of directors, the board of directors determined that the May 19 Proposal would not reasonably be expected to result in a superior proposal, as such term is defined in the Purchase Agreement, because the May 19 Proposal: (i) was, while not formally conditioned on, still dependent on obtaining debt financing and included a commitment letter for such financing that contained conditions precedent that the Company's management did not expect to be achievable (the requirement that the Company have at the closing a ratio of total debt (which was left undefined in the commitment letter) to EBITDA no greater than 4.2 to 1.0 for the four fiscal quarter period most recently ended (compared to the Company's current total debt to EBITDA ratio of 4.6 to 1.0 as of January 29, 2005, based on the definition of EBITDA contained in the Company's current credit facility) and the requirement that there be a minimum remaining availability of $50 million under Bidder No. 2's new $200 million revolving credit facility, which the Company's management did not expect to be achievable given Bidder No. 2's proposed use of up to $42 million of this credit facility to fund the May 19 Proposal, the Company's need for approximately $100 million in letters of credit if it completed a merger transaction with Bidder No. 2 and Bidder No. 2's incorrect assumption that the Company would have $12.6 million in excess cash available);
(ii) proposed a per share price below the recent trading prices of the shares of common stock; (iii) remained subject to the completion of Bidder No. 2's confirmatory due diligence; and (iv) was unlikely to be able to be completed for several months, while the proposed transaction with Yucaipa could, subject to the approval of the Company's stockholders, likely be completed by the middle of June. In addition, the board of directors determined to reconfirm its recommendation of the proposed transaction with Yucaipa to the Company's stockholders.


                                       3